EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2006 Stock Incentive Plan, as amended, of Immunomedics, Inc. of our reports dated August 22, 2006, with respect to the consolidated financial statements and schedule of Immunomedics, Inc. included in its Annual Report on Form 10-K for the fiscal year ending June 30, 2006, Immunomedics, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Immunomedics, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Metro Park, New Jersey
May 31, 2007